EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Ballard Power Systems Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

Chartered Accountants

Vancouver, Canada

September 8, 2009